EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128379) pertaining to the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan of Beacon Roofing Supply, Inc. of our report dated March 26, 2012, with respect to the financial statements and schedule of the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the fiscal year ended September 30, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 26, 2012